EXHIBIT 10.31
[NMHC letterhead]
[Date]
[Executive’s name
& address]
Dear [Executive]:
We are pleased to offer you the executive Severance Package described below in the event that National Medical Health Card Systems, Inc. or any of its successors or assigns (“the Company”) decides to terminate your employment for any reason other than cause or if, you terminate your employment for Good Reason. For the purposes of this Agreement, cause shall be defined as theft, embezzlement or conviction of a felony or a misdemeanor (“Cause”). For the purposes of this Agreement, “Good Reason” shall be defined as
(a)	Action by the Company that results in the material diminution of your position, authority, duties or responsibilities absent your written consent;

(b)	Reductions in your base salary, bonus target, and material reductions in retirement benefits, and/or welfare benefits.

(c)	Changes in your eligibility or reduction in your level of participation in the Company’s Long Term Incentive plan that has a targeted value equal to ___% of your annual base salary.
By signing below, you and the Company agree that if the Company decides to terminate your employment other than for Cause or if you terminate your employment for Good Reason, then you shall be entitled to receive the following payment and benefits (“Severance Package”):
i) severance payments equal to your then current annualized salary, payable pursuant to the Company’s payroll practices;
ii) benefits generally payable to terminated employees under 401(k) plans, qualified benefits plans, and other employee benefit plans and as may be mandated by state or federal benefits continuation laws; and
iii) continuation of health insurance under the Company’s group plans for the lesser of one (1) year or until you become employed by another employer offering group health coverage.

You are required to notify the Company when you become employed by another employer. You agree to arbitrate through the expedited commercial procedures of the American Arbitration Association in Manhattan regarding any dispute arising under this Agreement. This Agreement shall be governed by New York Law.
     As a condition of receiving the executive Severance Package, you will be required to sign a separation agreement and general release in a form acceptable to the Company. Please indicate your acceptance of this executive severance Agreement by signing below.

Very truly yours,

AGREED TO: